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                                                                     EXHIBIT 23

                      [KPMG PEAT MARWICK LLP LETTERHEAD]



                              ACCOUNTANTS' CONSENT



The Board of Directors
Analysis & Technology, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-05267, 333-04265, 33-86666, 33-86576, 33-59396, 33-52582, 33-37710,
33-34004, 33-31829, 33-25074, 33-17313, and 33-09067) on Form S-8 of Analysis &
Technology, Inc. of our report dated May 3, 1996, relating to the consolidated balance sheets of Analysis & Technology, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996 annual report on Form 10-K of Analysis & Technology, Inc.

In addition, we consent to incorporation by reference in the registration statements (Nos. 333-05267, 333-04265, 33-86666, 33-86576, 33-59396, 33-52582,
33-37710, 33-34004, 33-31829, 33-25074, 33-17313, and 33-09067) on Form S-8 of
Analysis & Technology, Inc. of our report dated May 10, 1996, relating to the statements of net assets available for plan benefits of the Analysis & Technology, Inc. Savings and Investment Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplementary schedules, which report appears in the December 31, 1995 annual report on Form 11-K of the Analysis & Technology, Inc. Savings and Investment Plan.



                                                  /s/ KPMG Peat Marwick LLP

                                                  KPMG Peat Marwick LLP

Hartford, Connecticut
October 23, 1996